Exhibit 99.1

Range Announces 2020 Capital Budget and 2019 Reserves Update

January 6, 2020

FORT WORTH, Texas, Jan. 06, 2020 (GLOBE NEWSWIRE) — RANGE RESOURCES CORPORATION (NYSE: RRC) today announced a 2020 capital budget of $520 million, which is expected to maintain daily production at approximately 2.3 Bcfe. Additionally, Range announced that year-end 2019 reserves increased to 18.2 Tcfe.

Highlights –

•	All-in 2020 capital budget of $520 million maintains production at ~2.3 Bcfe per day

•	Similar inventory of drilled uncompleted lateral footage expected at year-end 2020 as year-end 2019, supporting the option of a similar capital program in 2021 and beyond

•	Well costs expected to average less than $625 per lateral foot in 2020

•	2019 capital spending is currently estimated to be $728 million, approximately $28 million less than the original budget

•	Fourth quarter 2019 production expected to be near the high end of prior 2.33 to 2.35 Bcfe per day guidance

•	Year-end proved reserves increase to 18.2 Tcfe, greater than 95% from Marcellus Shale

•	Year-end SEC PV10 valuation of $7.6 billion equates to over $17 per share, net of debt

Capital Spending

Range plans to reduce capital spending to approximately $520 million for 2020, which is expected to maintain production at approximately 2.3 Bcfe per day while spending within cash flow based on recent strip pricing. The 2020 capital spending will be directed towards Range’s Marcellus assets.

The Company has increased its hedge position to support the 2020 budget with over 1 Bcf per day hedged, or more than 60% of expected 2020 natural gas production, at an average price of $2.64. Detailed hedging information can be found in the updated Company presentation. In addition, access to international natural gas liquids (NGL) markets has become increasingly beneficial, as pricing premiums compared to Mont Belvieu continue to remain at multi-year highs. Range expects to direct additional propane and butane volumes through the Mariner East system to international markets in 2020.

Capital spending for 2019 is currently estimated to be $728 million, approximately $28 million less than the original budget. The capital underspend was driven primarily by continued improvement in Range’s drilling and completion efficiencies, water recycling program, and service cost reductions. Fourth quarter 2019 production is expected to be near the high end of the Company’s prior 2.33 to 2.35 Bcfe per day guidance.

Commenting, Jeff Ventura, the Company’s CEO said, “Range finished 2019 with continued solid execution on our Marcellus program, delivering on our operational plans for less than our original budget. This is the second consecutive year the team has delivered our operational plans for less than originally budgeted, reflecting the organization’s continued focus on capital discipline and efficient operations. Similarly, our expectation to maintain production for $520 million will make Range one of the most capital efficient natural gas producers in North America. This efficiency is driven by peer-leading well costs of less than $625 per foot, low base decline of approximately 20%, and the high productivity of our core Marcellus assets in southwest Pennsylvania. As the industry exhausts its core inventory, we believe Range is well-positioned with a lengthy runway of high-quality drilling locations from which we can drive long-term value.”

Repurchase Programs

The Company initiated a share repurchase program in October 2019. During fourth quarter 2019, Range repurchased 1.8 million shares for approximately $7 million, reducing shares outstanding by approximately 1%. The Company has $93 million remaining on the $100 million repurchase program.

The Company has also decided to suspend its dividend, which was approximately $20 million annually, to prioritize debt reduction. Range repurchased and retired approximately $108 million in principal amount of its senior notes during the fourth quarter. Total senior note repurchases during 2019 were approximately $202 million in principal amount at an average weighted discount to par of 3%.

Commenting, Mark Scucchi, CFO said, “Over the last 18 months, Range has executed approximately $1.1 billion in asset sales. Maintaining and further enhancing financial strength is core to Range’s strategy and debt reduction remains a priority, guiding the Company’s capital investment and continuing divestiture initiatives. At the same time, we believe the repurchase program initiated last quarter to buy shares at a substantial discount to intrinsic value with a small portion of asset sale proceeds reflects our responsible commitment to create long-term value.”

2019 Year-end Proved Reserves

SUMMARY OF CHANGES IN PROVED RESERVES

(in Bcfe)

Balance at December 31, 2018	18,072
Extensions, discoveries and additions	1,161
Performance revisions	924
Reclassification of PUD to unproved under SEC 5-year rule	(601)
Price revisions	(18)
Sales of proved reserves	(512)
Estimated production	(834)
Balance at December 31, 2019	18,192

Year-end 2019 proved reserves by volume were 67% natural gas, 31% natural gas liquids and 2% crude oil and condensate. Proved developed reserves represent 54% of the Company’s reserves.

During 2019, Range added 1.2 Tcfe of proved reserves through the drill-bit, driven by the Company’s Marcellus development. Field level performance increased reserves by 924 Bcfe due to continued improvement in the well performance of existing Marcellus producing wells and 577 Bcfe of reserves associated with proved undeveloped locations which have re-entered the Company’s five-year drilling program. As future development plans are continually optimized, some previously planned wells have been rescheduled beyond five years. Accordingly, Range removed 601 Bcfe of proved undeveloped reserves that now fall outside the SEC mandated five-year development window. The Company expects the majority of these proved undeveloped reserves to be added back in future years. The lower SEC price for 2019 as compared to 2018 resulted in a nominal pricing revision in proved reserve volumes of 18 Bcfe, or 0.1% of total proved reserves. The Company sold approximately 512 Bcfe of reserves during the year, predominantly associated with the ORRI sales announced in 2019 as well as the sales of non-core properties. Range’s corporate proved undeveloped development cost is expected to improve to approximately $0.35 per mcfe.

Commenting on 2019 proved reserves, Jeff Ventura, CEO, said, “This year’s reserve report reflects both the quality and scale of Range’s reserve base with another consecutive year of positive performance revisions, which were a result of extending laterals and continued optimization of targeting and completions. Range’s stable reserve report was accomplished with only 442 Marcellus proven undeveloped locations currently recorded, which compares to over 1,400 horizontal producing wells. We believe this ratio reflects the quality of reserves that can be expected from Range for years to come as capital is allocated to future offset locations. Our resilience is further demonstrated in the year-end PV10 reserve value of approximately $7.6 billion, which equates to over $17 per share, net of debt. As mentioned before, we believe Range is well positioned on the low-end of the industry’s cost curve with inventory depth to drive long-term value for shareholders.”

SEC Pricing:

	2019 SEC Pricing (a)	2018 SEC Pricing (b)
WTI Oil Price ($/Bbl)	$55.73	$65.55
Natural Gas Price ($/Mmbtu)	$2.58	$3.10
Proved Reserves PV-10 ($ billions)	$7.6	$13.2

(a)	SEC benchmark prices adjusted for energy content, quality and basis differentials were $2.38 per Mmbtu, $17.32 per barrel of natural gas liquids and $49.24 per barrel of crude oil, respectively.
(b)	SEC benchmark prices adjusted for energy content, quality and basis differentials were $2.98 per Mmbtu, $25.22 per barrel of natural gas liquids and $59.96 per barrel of crude oil, respectively.

Disclosure Statements:

Certain selected financial information in this release is unaudited. Audited financial results will be provided in Range’s Annual Report on Form 10-K for the year ended December 31, 2019, which the Company plans to file with the Securities and Exchange Commission (SEC) in conjunction with year-end earnings.

Year-end pre-tax discounted present value is considered a non-GAAP financial measure as defined by the SEC. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. Range’s pre-tax discounted present value as of December 31, 2019 may be reconciled to the GAAP financial measure of its standardized measure of discounted future net cash flows as of December 31, 2019 by reducing Range’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation will be included in the Company’s 2019 Form 10-K.

RANGE RESOURCES CORPORATION (NYSE: RRC) is a leading U.S. independent natural gas, NGL and oil producer with operations focused on stacked-pay projects in the Appalachian Basin. The Company pursues an organic growth strategy targeting high return, low-cost projects within its large inventory of low risk development drilling opportunities. The Company is headquartered in Fort Worth, Texas. More information about Range can be found at www.rangeresources.com.

All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”). Range undertakes no obligation to publicly update or revise any forward-looking statements.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions as well as the option to disclose probable and possible reserves. Range has elected not to disclose the Company’s probable and possible reserves in its filings with the SEC. Range uses certain broader terms such as “resource potential,” “unrisked resource potential,” “unproved resource potential” or “upside” or other descriptions of volumes of resources potentially recoverable through additional drilling or recovery techniques that may include probable and possible reserves as defined by the SEC’s guidelines. Range has not attempted to distinguish probable and possible reserves from these broader classifications. The SEC’s rules prohibit us from including in filings with the SEC these broader classifications of reserves. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of actually being realized. Unproved resource potential refers to Range’s internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques and have not been reviewed by independent engineers. Unproved resource potential does not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System and does not include proved reserves. Area wide unproven resource potential has not been fully risked by Range’s management. “EUR,” or estimated ultimate recovery, refers to our management’s estimates of hydrocarbon quantities that may be recovered from a well completed as a producer in the area. These quantities may not necessarily constitute or represent reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or the SEC’s oil and natural gas disclosure rules. Actual quantities that may be recovered from Range’s interests could differ substantially. Factors affecting ultimate recovery include the scope of Range’s drilling program, which will be directly affected by the availability of capital, drilling and production costs, commodity prices, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, field spacing rules, recoveries of gas in place, length of horizontal laterals, actual drilling results, including geological and mechanical factors affecting recovery rates and other factors. Estimates of resource potential may change significantly as development of our resource plays provides additional data.

In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Investors are urged to consider closely the disclosure in our most recent Annual Report on Form 10-K, available from our website at www.rangeresources.com or by written request to 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102. You can also obtain this Form 10-K on the SEC’s website at www.sec.gov or by calling the SEC at 1-800-SEC-0330.

Range Investor Contacts:

Laith Sando, Vice President – Investor Relations

817-869-4267

lsando@rangeresources.com

Range Media Contacts:

Mark Windle, Manager of Corporate Communications

724-873-3223

mwindle@rangeresources.com

Source: Range Resources Corporation